NEWS RELEASE

Contact:	Curt Lindeman, General Counsel
U.S. Concrete, Inc.
713-499-6222

FOR IMMEDIATE RELEASE

U.S. CONCRETE HIRES CHIEF FINANCIAL OFFICER

HOUSTON, TX – October 1, 2010 – U.S. Concrete, Inc. today announced that James C. Lewis has been named Senior Vice President and Chief Financial Officer. Mr. Lewis has over 20 years of senior financial management experience.  Most recently, Mr. Lewis was Vice President and Treasurer with McDermott International, Inc., a global engineering and construction company with over $6 billion in annual revenue and operations in 20 countries.  He holds a BBA in finance from the University of Houston and an MBA from the University of Texas and will begin his role immediately.

“We are very excited to have someone of Jim’s caliber join our Company,” said Michael W. Harlan, U.S. Concrete’s President and Chief Executive Officer. “His experience and skill-set will be a great addition to both the Company and the executive management team as we move forward in executing our strategy.”

About U.S. Concrete

U.S. Concrete services the construction industry in several major markets in the United States through its two business segments: ready-mixed concrete and concrete-related products; and precast concrete.  Following the divestiture of the Company’s interest in Superior Materials Holdings, LLC, the Company has 101 fixed and 11 portable ready-mixed concrete plants, seven precast concrete plants and seven producing aggregates facilities. During 2009 (including acquired volumes, but excluding Superior Materials Holdings), these plant facilities produced approximately 4.0 million cubic yards of ready-mixed concrete and 3.0 million tons of aggregates.  For more information on U.S. Concrete, visit www.us-concrete.com.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This press release contains various forward-looking statements and information that are based on management's beliefs, as well as assumptions made by and information currently available to management. These forward-looking statements speak only as of the date of this press release. The Company disclaims any obligation to update these statements and cautions you not to rely unduly on them. Forward-looking information includes, but is not limited to: the effect of Mr. Lewis’ hiring on the Company and the executive management team. Although U.S. Concrete believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that those expectations will prove to have been correct. Such statements are subject to certain risks, uncertainties and assumptions, including, among other matters: general and regional economic conditions; the level of activity in the construction industry, the ability of U.S. Concrete to complete acquisitions and to effectively integrate the operations of acquired companies; development of adequate management infrastructure; departure of key personnel; access to labor; union disruption; competitive factors; government regulations; exposure to environmental and other liabilities; the cyclical and seasonal nature of U.S. Concrete's business; adverse weather conditions; the availability and pricing of raw materials; and general risks related to the industry and markets in which U.S. Concrete operates. Should one or more of these risks materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those expected. These risks, as well as others, are discussed in greater detail in U.S. Concrete's filings with the Securities and Exchange Commission; including U.S. Concrete's Annual Report on Form 10-K for the year ended December 31, 2009 and its Form 10-Q for the six months ended June 30, 2010.

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